Exhibit 99.1

IAC REPORTS Q1 RESULTS

NEW YORK— April 30, 2013—IAC (Nasdaq: IACI) released first quarter 2013 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q1 2013	Q1 2012	Growth
Revenue	$742.2	$640.6	16%

Operating Income Before Amortization	112.8	91.3	24%
Adjusted Net Income	72.7	48.1	51%
Adjusted EPS	0.83	0.51	64%
Operating Income	84.6	62.8	35%
Net Income	53.6	34.5	56%
GAAP Diluted EPS	0.61	0.38	63%

See reconciliations of GAAP to non-GAAP measures beginning on page 9.

•                                          Revenue and Operating Income Before Amortization reflect strong double digit growth for the 13th consecutive quarter.

•                                          Free Cash Flow for the three months ended March 31, 2013 was $58.7 million, while cash flow from operating activities attributable to continuing operations was $92.4 million.

•                                          IAC repurchased 1.4 million shares of common stock between February 1, 2013 and April 26, 2013 at an average price of $42.96 per share, or $60.1 million in aggregate.  On April 30, 2013, the Board of Directors authorized the Company to repurchase an additional 10 million shares of common stock.

•                                          IAC declared a quarterly cash dividend of $0.24 per share, to be paid on June 1, 2013 to stockholders of record as of the close of business on May 15, 2013.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q1 2013	Q1 2012	Growth
	$ in millions
Revenue
Search & Applications	$397.2	$343.2	16%
Match	188.9	174.3	8%
Local	74.9	77.1	-3%
Media	45.3	15.9	185%
Other	36.0	30.2	19%
Intercompany Elimination	(0.1)	(0.1)	-1%
	$742.2	$640.6	16%
Operating Income Before Amortization
Search & Applications	$93.6	$73.5	27%
Match	46.3	37.3	24%
Local	(1.0)	4.0	NM
Media	(8.4)	(6.4)	-31%
Other	(2.5)	(1.4)	-79%
Corporate	(15.3)	(15.7)	2%
	$112.8	$91.3	24%
Operating Income (Loss)
Search & Applications	$87.0	$73.5	18%
Match	41.0	29.9	37%
Local	(3.4)	3.8	NM
Media	(8.8)	(6.7)	-32%
Other	(3.2)	(1.7)	-88%
Corporate	(27.9)	(36.0)	22%
	$84.6	$62.8	35%

Search & Applications

Revenue growth was strong in both Websites and Applications.  The increase in Websites revenue includes a $31.3 million contribution from The About Group, consolidated October 2012.  The increase in Applications revenue was driven by the contribution from existing B2B partners and new B2C products.  Profits were favorably impacted by higher revenue and lower cost of acquisition as a percentage of revenue, as well as by the contribution from The About Group, which had Operating Income Before Amortization of $15.1 million.  Operating income in the current year period reflects an increase of $6.7 million in amortization of intangibles primarily related to The About Group.

Match

Core, Meetic and Developing revenue increased to $113.8 million, $55.0 million and $20.1 million, respectively, driven by increases in subscribers.  Profits increased due to higher revenue, lower customer acquisition costs as a percentage of revenue and operating expense leverage.  Revenue and profits in the prior year period were negatively impacted by the write-off of $5.2 million of deferred revenue in connection with the Meetic acquisition.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Other Segments

Local revenue decreased modestly year-over-year, impacted by the domain name change at HomeAdvisor. Media revenue increased due to strong growth from Electus and Vimeo as well as the contribution from News_Beast, consolidated May 2012.  Other revenue increased primarily due to the contribution from Tutor.com, acquired December 2012.  Local Operating Income Before Amortization loss was negatively impacted by lower revenue at HomeAdvisor and increased selling and marketing expense as a percentage of revenue.  Local operating loss also reflects an increase of $2.2 million in amortization of intangibles. The increased Media and Other losses primarily reflect the inclusion of News_Beast and Tutor.com, respectively.

Corporate operating loss declined due to a reduction in non-cash compensation expense of $7.7 million as the result of certain awards that became fully vested in the fourth quarter of 2012.

OTHER ITEMS

Interest expense in the current year period is primarily related to the 4.75% Senior Notes due 2022, which were issued in December 2012.

Equity in losses of unconsolidated affiliates in Q1 2012 primarily reflects losses related to our investment in News_Beast, which was accounted for as an equity method investment from February 1, 2011 through May 31, 2012.

The effective tax rate for both continuing operations and Adjusted Net Income in Q1 2013 was 33%.  The effective rate was lower than the statutory rate of 35% due principally to foreign income taxed at lower rates.  The effective tax rates for continuing operations and Adjusted Net Income in Q1 2012 were 47% and 42%, respectively.  The effective rates were higher than the statutory rate of 35% due principally to an increase in reserves for and interest on income tax contingencies and state taxes, partially offset by foreign income taxed at lower rates.

LIQUIDITY AND CAPITAL RESOURCES

During Q1 2013, IAC repurchased 1.4 million common shares at an average price of $42.96 per share, or $60.1 million in aggregate.  As of March 31, 2013, IAC had 83.7 million common and class B common shares outstanding.  As of April 26, 2013, the Company had 1.7 million shares remaining in its stock repurchase authorization, and an additional 10 million shares of common stock was added to the authorization by the Board of Directors on April 30, 2013.  IAC may purchase shares over an indefinite period of time on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’s Board of Directors declared a quarterly cash dividend of $0.24 per share of common and class B common stock outstanding with record and payment dates of May 15, 2013 and June 1, 2013, respectively.

As of March 31, 2013, IAC had $679.6 million in cash and cash equivalents and marketable securities, as well as $580.0 million in long term debt.  The Company has $300.0 million in unused borrowing capacity under its revolving credit facility.

OPERATING METRICS

	Q1 2013	Q1 2012	Growth
SEARCH & APPLICATIONS (in millions)
Revenue
Websites (a)	$189.6	$159.3	19%
Applications (b)	207.5	183.9	13%
Total Revenue	$397.2	$343.2	16%
Queries
Websites (c)	2,955	2,565	15%
Applications (d)	5,906	4,989	18%
Total Queries	8,861	7,553	17%
MATCH (in thousands)
Paid Subscribers
Core (e)	1,940	1,797	8%
Meetic (f)	812	757	7%
Developing (g)	388	267	45%
Total Paid Subscribers	3,140	2,821	11%
HOMEADVISOR (in thousands)
Domestic Service Requests (h)	1,209	1,618	-25%
Domestic Accepts (i)	1,631	2,031	-20%
International Service Requests (h)	232	186	24%
International Accepts (i)	314	247	27%

(a)   Websites revenue includes Ask.com, The About Group and Dictionary.com, excluding downloadable applications related revenue.

(b)   Applications revenue includes B2C and B2B, as well as downloadable applications related revenue from Ask.com and Dictionary.com.

(c)    Websites queries include Ask.com, but exclude Ask.com’s downloadable applications, The About Group and Dictionary.com.

(d)  Applications queries include B2C and B2B, as well as downloadable applications queries from Ask.com.

(e)    Core consists of Match.com in the United States, Chemistry and People Media.

(f)      Meetic consists of the publicly traded personals company Meetic S.A., excluding Twoo.

(g)   Developing includes OkCupid, DateHookup, Twoo and Match’s international operations, excluding Meetic S.A.

(h)   Fully completed and submitted customer service requests on HomeAdvisor.

(i)      The number of times service requests are accepted by service professionals.  A service request can be transmitted to and accepted by more than one service professional.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	4/26/13	Dilution at:

Share Price			$46.10	$50.00	$55.00	$60.00	$65.00

Absolute Shares as of 4/26/13	83.7		83.7	83.7	83.7	83.7	83.7

RSUs and Other	2.1		2.1	1.9	1.8	1.7	1.6
Options	9.6	$34.22	2.6	3.1	3.6	4.1	4.5
Total Dilution			4.7	5.0	5.4	5.8	6.1
% Dilution			5.3%	5.6%	6.1%	6.5%	6.8%
Total Diluted Shares Outstanding			88.4	88.7	89.2	89.5	89.9

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q1 financial results on Wednesday, May 1, 2013, at 8:30 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share amounts)

	Three Months Ended March 31,
	2013	2012

Revenue	$742,249	$640,600
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	255,082	223,571
Selling and marketing expense	242,914	219,838
General and administrative expense	98,026	91,788
Product development expense	33,582	23,482
Depreciation	14,016	12,115
Amortization of intangibles	14,078	7,041
Total costs and expenses	657,698	577,835

Operating income	84,551	62,765

Equity in losses of unconsolidated affiliates	(91)	(5,901)
Interest expense	(7,663)	(1,347)
Other income, net	1,658	2,756
Earnings from continuing operations before income taxes	78,455	58,273
Income tax provision	(25,746)	(27,120)
Earnings from continuing operations	52,709	31,153
(Loss) earnings from discontinued operations, net of tax	(944)	3,684
Net earnings	51,765	34,837
Net loss (earnings) attributable to noncontrolling interests	1,872	(359)
Net earnings attributable to IAC shareholders	$53,637	$34,478

Per share information attributable to IAC shareholders:
Basic earnings per share from continuing operations	$0.65	$0.37
Diluted earnings per share from continuing operations	$0.62	$0.34

Basic earnings per share	$0.64	$0.42
Diluted earnings per share	$0.61	$0.38

Dividends declared per common share	$0.24	$0.12

Non-cash compensation expense by function:
Cost of revenue	$620	$1,724
Selling and marketing expense	386	1,122
General and administrative expense	10,780	17,117
Product development expense	877	1,503
Total non-cash compensation expense	$12,663	$21,466

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	March 31,	December 31,
	2013	2012
ASSETS

Cash and cash equivalents	$673,757	$749,977
Marketable securities	5,814	20,604
Accounts receivable, net	235,181	229,830
Other current assets	140,930	156,339
Total current assets	1,055,682	1,156,750

Property and equipment, net	293,282	270,512
Goodwill	1,674,220	1,616,154
Intangible assets, net	478,784	482,904
Long-term investments	157,750	161,278
Other non-current assets	120,528	118,230
TOTAL ASSETS	$3,780,246	$3,805,828

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current maturities of long-term debt	$—	$15,844
Accounts payable, trade	78,168	98,314
Deferred revenue	169,480	155,499
Accrued expenses and other current liabilities	343,791	355,232
Total current liabilities	591,439	624,889

Long-term debt, net of current maturities	580,000	580,000
Income taxes payable	481,908	479,945
Deferred income taxes	314,750	323,403
Other long-term liabilities	66,405	31,830

Redeemable noncontrolling interests	59,254	58,126

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	251	251
Class B convertible common stock	16	16
Additional paid-in capital	11,606,585	11,607,367
Accumulated deficit	(264,882)	(318,519)
Accumulated other comprehensive loss	(44,096)	(32,169)
Treasury stock	(9,661,355)	(9,601,218)
Total IAC shareholders’ equity	1,636,519	1,655,728
Noncontrolling interests	49,971	51,907
Total shareholders’ equity	1,686,490	1,707,635
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,780,246	$3,805,828

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Three Months Ended March 31,
	2013	2012

Cash flows from operating activities attributable to continuing operations:
Net earnings	$51,765	$34,837
Less: (loss) earnings from discontinued operations, net of tax	(944)	3,684
Earnings from continuing operations	52,709	31,153
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Non-cash compensation expense	12,663	21,466
Depreciation	14,016	12,115
Amortization of intangibles	14,078	7,041
Deferred income taxes	(11,010)	3,129
Equity in losses of unconsolidated affiliates	91	5,901
Acquisition-related contingent consideration fair value adjustment	1,458	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(4,635)	(10,537)
Other current assets	(8,001)	(8,950)
Accounts payable and other current liabilities	(12,929)	(34,991)
Income taxes payable	22,666	10,843
Deferred revenue	7,827	19,622
Other, net	3,429	2,258
Net cash provided by operating activities attributable to continuing operations	92,362	59,050
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(29,194)	(10,267)
Capital expenditures	(33,638)	(9,633)
Proceeds from maturities and sales of marketable debt securities	12,500	18,343
Purchases of marketable debt securities	—	(10,012)
Proceeds from sales of long-term investments	214	8,058
Purchases of long-term investments	(975)	(470)
Other, net	(1,051)	(8,253)
Net cash used in investing activities attributable to continuing operations	(52,144)	(12,234)
Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	(88,605)	(222,863)
Issuance of common stock, net of withholding taxes	552	99,212
Dividends	(21,429)	(10,573)
Excess tax benefits from stock-based awards	12,530	6,477
Principal payments on long-term debt	(15,844)	—
Other, net	(1,101)	22
Net cash used in financing activities attributable to continuing operations	(113,897)	(127,725)
Total cash used in continuing operations	(73,679)	(80,909)
Total cash provided by (used in) discontinued operations	2,425	(368)
Effect of exchange rate changes on cash and cash equivalents	(4,966)	1,220
Net decrease in cash and cash equivalents	(76,220)	(80,057)
Cash and cash equivalents at beginning of period	749,977	704,153
Cash and cash equivalents at end of period	$673,757	$624,096

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

($ in millions; rounding differences may occur)

	Three Months Ended March 31,
	2013	2012
Net cash provided by operating activities attributable to continuing operations	$92.4	$59.1
Capital expenditures	(33.6)	(9.6)
Free Cash Flow	$58.7	$49.4

For the three months ended March 31, 2013, consolidated Free Cash Flow increased $9.3 million primarily due to higher Operating Income Before Amortization and the timing of bonus payments, partially offset by higher capital expenditures.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(in thousands except per share amounts)

	Three Months Ended March 31,
	2013	2012
Net earnings attributable to IAC shareholders	$53,637	$34,478
Non-cash compensation expense	12,663	21,466
Amortization of intangibles	14,078	7,041
Acquisition-related contingent consideration fair value adjustment	1,458	—
Gain on sale of VUE interests and related effects	1,004	547
Discontinued operations, net of tax	944	(3,684)
Impact of income taxes and noncontrolling interests	(11,046)	(11,739)
Adjusted Net Income	$72,738	$48,109

GAAP Basic weighted average shares outstanding	84,218	82,801
Options, warrants and RSUs, treasury method	3,162	8,917
GAAP Diluted weighted average shares outstanding	87,380	91,718
Impact of RSUs	287	3,289
Adjusted EPS shares outstanding	87,667	95,007

Diluted earnings per share	$0.61	$0.38

Adjusted EPS	$0.83	$0.51

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.  For GAAP diluted EPS purposes, RSUs, including performance-based RSUs for which the performance criteria have been met are included on a treasury method basis.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF SEGMENT NON-GAAP MEASURE TO GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended March 31, 2013
				Acquisition-related
	Operating Income	Non-cash		contingent
	Before	compensation	Amortization of	consideration fair	Operating income
	Amortization	expense	intangibles	value adjustment	(loss)
Search & Applications (a)	$93.6	$—	$(6.7)	$—	$87.0
Match	46.3	0.2	(4.0)	(1.5)	41.0
Local	(1.0)	—	(2.4)	—	(3.4)
Media	(8.4)	(0.2)	(0.2)	—	(8.8)
Other	(2.5)	—	(0.7)	—	(3.2)
Corporate	(15.3)	(12.6)	—	—	(27.9)
Total	$112.8	$(12.7)	$(14.1)	$(1.5)	$84.6

(a) Includes the results of The About Group

The About Group	$15.1	$—	$(6.5)	$—	$8.6

Supplemental: Depreciation
Search & Applications	$3.9
Match	4.7
Local	2.3
Media	0.5
Other	0.3
Corporate	2.3
Total depreciation	$14.0

	For the three months ended March 31, 2012
	Operating Income	Non-cash
	Before	compensation	Amortization of	Operating income
	Amortization	expense	intangibles	(loss)
Search & Applications	$73.5	$—	$—	$73.5
Match	37.3	(0.9)	(6.5)	29.9
Local	4.0	—	(0.2)	3.8
Media	(6.4)	(0.3)	—	(6.7)
Other	(1.4)	—	(0.4)	(1.7)
Corporate	(15.7)	(20.3)	—	(36.0)
Total	$91.3	$(21.5)	$(7.0)	$62.8

Supplemental: Depreciation
Search & Applications	$3.3
Match	3.5
Local	2.8
Media	0.2
Other	0.2
Corporate	2.1
Total depreciation	$12.1

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP.  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization and impairment of intangibles, (3) goodwill impairment, (4) acquisition-related contingent consideration fair value adjustments and (5) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to IAC shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) non-cash compensation expense, (2) amortization and impairment of intangibles, (3) goodwill impairment, (4) acquisition-related contingent consideration fair value adjustments, (5) income or loss effects related to IAC’s former passive ownership in VUE, (6) the reversal of a deferred tax liability associated with our 27% investment in Meetic, (7) the re-measurement losses recorded upon acquiring control of Meetic and News_Beast, (8) one-time items and (9) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting.  This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sales of certain businesses and investments, including IAC’s interests in VUE, an internal restructuring and dividends received that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable.  These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, restricted stock units and performance-based RSUs.  These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for stock options and restricted stock units are included on a treasury method basis, and for performance-based RSUs are included on a treasury method basis once the performance conditions are met.  We view the true cost of our restricted stock units and performance-based RSUs as the dilution to our share base, and such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS.  Upon the exercise of certain stock options and vesting of restricted stock units and performance-based RSUs, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of intangibles (including impairment of intangibles, if applicable) and goodwill impairment (if applicable) are non-cash expenses relating primarily to acquisitions.  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as content, technology, customer lists, advertiser and supplier relationships, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Acquisition-related contingent consideration fair value adjustments are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or ongoing costs of doing business.

Income or loss effects related to IAC’s former passive ownership in VUE are excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, which was sold for a gain in 2005, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes.  In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events.  We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 8:30 a.m. Eastern Time on May 1, 2013 may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IACI) is a leading media and internet company comprised of more than 150 brands and products, including Ask.com, About.com, Match.com, HomeAdvisor.com and Vimeo.com.  Focused in the areas of search, applications, online dating, local and media, IAC’s family of websites is one of the largest in the world, with more than a billion monthly visits across more than 30 countries. The company is headquartered in New York City with offices in various locations throughout the U.S. and internationally.  To view a full list of the companies of IAC, please visit our website at www.iac.com.

Contact Us

IAC Investor Relations

Nick Stoumpas / Bridget Murphy

(212) 314-7400

IAC Corporate Communications

Justine Sacco

(212) 314-7326

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 Fax (212) 314-7309 http://iac.com

*    *    *

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT